Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 9, 2010, with respect to the consolidated financial statements and schedule and with respect to internal control over financial reporting of Compass Diversified Holdings and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/  GRANT THORNTON LLP

New York, New York
April 5, 2010